Exhibit 10.1

EXECUTION COPY

  GOLDMAN SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL:  212-902-1000

To:	PG&E Corporation One Market Spear Tower Suite 2400 San Francisco, CA 94105
From:	Goldman, Sachs & Co.
Subject:	Accelerated Share Repurchase Transaction - VWAP Pricing (Non-Collared)
Ref. No:	EN50BJ000000000
Date:	March 4, 2005

               This master confirmation (“Master Confirmation”) dated as of March 4, 2005, is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and PG&E Corporation (“Counterparty”).  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A, which references this Master Confirmation, in which event the terms and provisions of this Master Confirmation shall be deemed to be incorporated into and made a part of each such Supplemental Confirmation.  This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

               The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation evidences a complete binding agreement between the Counterparty and GS&Co. as to the terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relates.

               This Master Confirmation and each Supplemental Confirmation, together with all other documents referring to the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form” or the “Agreement), confirming Transactions entered into between GS&Co. and Counterparty, shall supplement, form a part of, and be subject to the ISDA Form as if GS&Co. and Counterparty had executed the Agreement (but without any Schedule) except that the following elections and modifications shall be made: (i) the election of Loss and Second Method, New York law (without regard to conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD 75 million, and (v) the replacement of clause (1) in Section 6(d)(i) with the clause “(1) showing in reasonable detail such calculations and specifying any amount payable under Section 6(e) (including, without limitation, providing all relevant quotations and assumptions and specifying the methodologies used in sufficient detail so as to enable the other party to replicate the calculation)”.  Further, for purposes of determining whether an Event of Default pursuant to Section 5(a)(vi) of the Agreement has occurred, notwithstanding anything to the contrary stated in that provision, clause (1) of Section 5(a)(vi) will apply only to Specified Indebtedness that is actually declared to be due and payable before it would otherwise be due and payable under the relevant agreement or instrument, and not to Specified Indebtedness that is merely “capable at such time of being declared” so due and payable.

               All provisions contained in the Agreement shall govern this Master Confirmation and the related Supplemental Confirmation relating to a Transaction except as expressly modified herein or in the related Supplemental Confirmation.  With respect to any relevant Transaction, the Agreement, this Master Confirmation and the related Supplemental Confirmation shall represent the entire agreement and understanding of the parties with respect to the subject matter and terms of such Transaction and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

               If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions that are incorporated into this Master Confirmation or any Supplemental Confirmation, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

                    1.  Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	GS&Co.

Shares:	Common Stock of PG&E Corp. (Ticker: PCG)

Number of Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Forward Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by inserting the words “at any time on any Scheduled Trading Day during the Valuation Period or” after the word “material,” in the third line thereof.

Valuation:

Valuation Period:

Each Scheduled Trading Day during the period commencing on and including the Valuation Period Start Date to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein and including any day(s) by which the Valuation Period is extended pursuant to the provision below).

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Day in the Valuation Period is a Disrupted Day, the Valuation Date shall be postponed and the Calculation Agent in its sole discretion shall extend the Valuation Period and make adjustments to the weighting of each Relevant Price for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.  To the extent that there are 9 consecutive Disrupted Days during the Valuation Period, then notwithstanding the occurrence of a Disrupted Day, the Calculation Agent shall have the option in its sole discretion to either determine the Relevant Price using its good faith estimate of the value for the Share on such 9th consecutive day or elect to further extend the Valuation Period as it deems necessary.

Valuation Period Start Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Valuation Date:	For each Transaction, as set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions of “Valuation Period” and Section 5 herein).

Settlement Terms:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and deleting the word “Physical” in the last line thereof and replacing it with word “Cash” and (b) in the event that GS&Co. would deliver to the Counterparty an amount of Shares under Net Share Settlement, Cash Settlement shall be applicable in lieu of Net Share Settlement.

Electing Party:	Counterparty

Settlement Method Election Date:	10 Scheduled Trading Days prior to the originally scheduled Valuation Date.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount in the Settlement Currency equal to the product of (a) the Number of Shares multiplied by (b) an amount equal to (i) the Settlement Price minus (ii) the Forward Price.
Settlement Price:	The arithmetic mean of the Relevant Prices of the Shares for each Exchange Business Day in the Valuation Period.

Relevant Price:

The New York 10b-18 Volume Weighted Average Price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on the related Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session) as published by Bloomberg at 4:15 p.m. New York time on such date.

Cash Settlement Payment Date:	3 Currency Business Days after the Valuation Date.

Counterparty’s Contact Details for Purpose of Giving Notice:	Nicholas Bijur Assistant Treasurer PG&E Corporation One Market Street, Spear Tower Suite 2400 San Francisco, CA 94105 Telephone No.: (415) 817-8199 Facsimile No.: (415) 267-7265

With a copy to: Gary Encinas Chief Counsel-Corporate PG&E Corporation One Market Street, Spear Tower Suite 2400 San Francisco, CA 94105 Telephone No.: (415) 817-8201 Facsimile No.: (415) 817-8225

GS&Co.’s Contact Details for Purpose of Giving Notice:	Telephone No.: (212) 902-8996 Facsimile No.: (212) 902-0112 Attention: Equity Operations: Options and Derivatives

With a copy to: Kelly Coffey Equity Capital Markets One New York Plaza New York, NY 10004 Telephone No.: (212) 902-1037 Facsimile No.: (212) 346-2126

Net Share Settlement:

Net Share Settlement Procedures:	Net Share Settlement shall be made in accordance with the procedures attached hereto as Annex B.

Net Share Settlement Price:

The Net Share Settlement Price shall be the price per Share as of the Valuation Time on the Net Share Valuation Date as reported in the official real-time price dissemination mechanism for the Exchange.  The Net Share Settlement Price shall be reduced by the per Share amount of the underwriting discount and/or commissions agreed to pursuant to the equity underwriting or agency agreement contemplated by the Net Share Settlement Procedures.

Valuation Time:

As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words “Net Share,” before the words “Valuation Date” in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.

Net Share Settlement Date:	The third Exchange Business Day immediately following the Valuation Date.

Reserved Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Fixed, Floating and Counterparty
Additional Payment Amounts Payable:

Floating Amount Payable by GS&Co.:

Floating Amount Payment Date:	The Cash Settlement Payment Date

Floating Amount:

For each Transaction, an amount equal to the sum of the applicable Federal Funds Rate multiplied by (i) the Daily Notional Amount multiplied by (ii) 1/360 for each day from and including the Floating Amount Accrual Date to and including the Valuation Date.

Floating Amount Accrual Date:	Trade Date

Federal Funds Rate:

For any date of determination, the “Fed Funds Open Rate,” which shall be the interest rate reported on Bloomberg under the symbol “FEDSOPEN <index>” on such date.  For the avoidance of doubt, for any day which is not a Currency Business Day the “Federal Funds Open Rate” for the immediately preceding Currency Business Day shall apply.

Daily Notional Amount:

Commencing with the Floating Amount Accrual Date, for any date of determination, the Daily Notional Amount shall be an amount equal to the product of the Initial Notional Amount (as set forth in the Supplemental Confirmation) multiplied by a fraction with a numerator equal to the Originally Scheduled Number of Scheduled Trading Days in the Valuation Period minus the number of Exchange Business Days in the Valuation Period that have elapsed (other than any days during which the Valuation Period is suspended pursuant to Section 5 herein) as of such date of determination and a denominator equal to the Originally Scheduled Number of Scheduled Trading Days in the Valuation Period (such fraction, the “Remaining Percentage”).

To the extent that the Valuation Period is extended pursuant to the terms of this Master Confirmation, the Calculation Agent shall adjust the Daily Notional Amount commencing with the first Exchange Business Day after such extension (the “Valuation Period Extension Date”).  The notional amount deemed to be remaining at the end of the Exchange Business Day before the Valuation Period Extension Date (the “Remaining Notional Value”) shall be the Initial Notional Value multiplied by the Remaining Percentage at the end of such day.  Commencing with the Valuation Period Extension Date, for any date of determination, the Daily Notional Amount shall be equal to the product of the Remaining Notional Value multiplied by a fraction with (a) a numerator equal to (i) the number of Scheduled Trading Days remaining from and including the Valuation Period Extension Date to the Valuation Date after extension (the “Remaining Scheduled Trading Days”) minus (ii) the number of Exchange Business Days in the Valuation Period after extension from and including the Valuation Period Extension Date that have elapsed (other than any days during which the Valuation Period after extension is suspended pursuant to Section 5 herein) as of such date of determination and (b) a denominator equal to the Remaining Scheduled Trading Days.

Fixed Amount Payable by Counterparty:

Fixed Amount Payment Date:	The Cash Settlement Payment Date

Fixed Amount:

For each Transaction, an amount equal to the sum of (I) the applicable Daily Additional Spread multiplied by (i) the Daily Notional Amount multiplied by (ii) 1/360 for each day from and including the Floating Amount Accrual Date to and including the Valuation Date plus (II) an amount equal to the sum of the applicable Fixed Rate multiplied by (i)  the Notional Amount multiplied by (ii) 1/360 for each day from and including the Floating Amount Accrual Date to and including the Valuation Date.

Fixed Rate:	For each Transaction, as set forth in the Supplemental Confirmation.

Daily Additional Spread:	The Additional Spread shall be 25 basis points

Notional Amount:	For any date of determination, 105% of the Daily Notional Amount.

Counterparty Additional Amount
Payable by Company:

Counterparty Additional Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Counterparty Additional Payment Date:	The Cash Settlement Payment Date.

Settlement Terms for Fixed Amount and
Counterparty Additional Payment Amount:

Settlement Currency	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Method Election:

Applicable; provided that Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and deleting the word “Physical” in the last line thereof and replacing it with the word “Cash”.

Electing Party:	Counterparty

Settlement Method Election Date:	10 Scheduled Trading Days prior to the originally scheduled Valuation Date.

Default Settlement Method:	Cash Settlement

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:                   Subject to Section 7(b) of the Master Confirmation:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co.

Tender Offer:                                                Applicable

Consequences of Tender Offers:                   Subject to Section 7(b) of the Master Confirmation:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co.

Nationalization, Insolvency or Delisting:

Subject to Section 7(a) of this Master Confirmation, Negotiated Close-out; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:

Applicable; provided that Loss of Stock Borrow shall not constitute an Additional Disruption Event so long as Counterparty agrees to pay the Hedging Party the amount by which the stock loan rate necessary to maintain a borrowing of Shares by GS&Co. (“Hedge Position”) in connection with the Transaction exceeds the Maximum Stock Loan Rate.

Maximum Stock Loan Rate	30 basis points

(e) Hedging Disruption:	Not Applicable.

(f) Increased Cost of Hedging:	Not Applicable.

(g) Increased Cost of Stock Borrow:	Not Applicable.

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Net Share Settlement following Extraordinary Event:

Counterparty shall have the right, in its sole discretion, to make any payment required to be made by it pursuant to Sections 12.7 or 12.9 of the Equity Definitions (except with respect to any portion of the consideration for the Shares consisting of cash in the event of a Merger Event or Tender Offer) following the occurrence of an Extraordinary Event by electing to Net Share Settle the Transactions under this Master Confirmation in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing the date that the Transactions are terminated or cancelled, as the case may be, (the “Cancellation Date”) pursuant to the applicable provisions of Section 12 of the Equity Definitions is effective.  If Counterparty elects Net Share Settlement: (a) the Net Share Valuation Date shall be the date specified in the notice fixing the date that the Transactions are terminated or cancelled, as the case may be; provided that the Net Share Valuation Date shall be either the  Exchange Business Day that such notice is effective or the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Cancellation Date and (c) all references to the Forward Cash Settlement Amount, the Fixed Amount and the Counterparty Additional Payment Amount, as the case may be, in Annex B hereto shall be deemed to be references to the Cancellation Amount.   The definition of “Cancellation Amount” in Section 12.8 of the Equity Definitions is hereby amended by inserting the following paragraph: “(h) The Determining Party shall show the other party in reasonable detail its calculation of the Cancellation Amount, including without limitation providing all relevant quotations and assumptions and specifying the methodologies used in sufficient detail so as to enable the other party to replicate the calculation”.

Net Share Settlement Upon Early Termination:

Counterparty shall have the right, in its sole discretion, to make any payment required to be made by it (the “Early Termination Amount”) pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Agreement by electing to Net Share Settle all the Transactions under this Master Confirmation in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing an Early Termination Date is effective.  If Counterparty elects Net Share Settlement: (a) the Net Share Valuation Date shall be the date specified in the notice fixing an Early Termination Date; provided that the Net Share Valuation Date shall be either the Exchange Business Day that such notice is effective or the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Early Termination Date (except for an Early Termination as a result of Section 7(d), in which event the Net Share Settlement Date shall be deemed to be the tenth Exchange Business Day following the Early Termination Date) and (c) all references to Forward Cash Settlement Amount, the Fixed Amount and the Counterparty Additional Payment Amount, as the case may be, in Annex B hereto shall be deemed references to the Early Termination Amount.

Transfer:

Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. that is fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty, provided that Counterparty is not required to make a payment to GS&Co. in respect of an Indemnifiable Tax as a result of such transfer.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York For A/C Goldman, Sachs & Co. A/C # 930-1-011483 ABA: 021-000021

Counterparty Payment Instructions:	PG&E Corporation Master Account No. 099023 Mellon Trust of New England, N.A. Boston, MA ABA Routing No: 011001234

                    2.   Calculation Agent:  GS&Co.

                    3.   Representations, Warranties and Covenants of GS&Co. and Counterparty.

                         (a)  Each party represents and warrants that it (i) is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act, as amended and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

                        (b)  Each party acknowledges that the offer and sale of each Share Forward Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”); and this acknowledgement shall not be deemed to extend to Settlement Shares or Early Settlement Shares.  Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Share Forward Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Share Forward Transaction for investment and not with a view to the distribution or resale thereof, and (iv) the disposition of each Share Forward Transaction is restricted under this Master Confirmation and each Supplemental Confirmation, the Securities Act and state securities laws.

                    4.   Additional Representations, Warranties and Covenants of Counterparty.

 As of the date hereof and the date of each Supplemental Confirmation, Counterparty represents, warrants and covenants to GS&Co. that:

                              (a)  the purchase or writing of each Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

                              (b)  is not entering into any Transaction on the basis of, and is not aware of, any material non-public information with respect to the Shares or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer;

                              (c)  it is not entering into any Transaction to create, and will not engage in any other securities or derivative transaction to create, a false or misleading appearance of active trading or market activity in the Shares (or any security convertible into or exchangeable for the Shares), or which would otherwise violate the Exchange Act;

                              (d)  Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                              (e)  each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of the Transaction to effect the Share buy-back program;

                              (f)  notwithstanding the generality of Section 13.1 of the Equity Definitions, GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 149 or 150, EITF 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

                              (g)  it has not, and during any Valuation Period (as extended pursuant to the provisions of Section  5 and “Valuation Period” herein) will not, enter into agreements similar to the Transactions described herein except with GS&Co. or an entity affiliated with GS&Co. where the valuation period in such other transaction will overlap at any time (including as a result of extensions in such valuation period as provided in the relevant agreements) with any Valuation Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein) under this Master Confirmation.  In the event that the valuation period in any other similar transaction with an entity other than GS&Co. or an entity affiliated with GS&Co. overlaps with any Valuation Period under this Master Confirmation as a result of any extension made pursuant to the provisions of Section 5 and “Valuation Period” herein, Counterparty shall promptly amend such transaction to avoid any such overlap; and

                              (h)  it shall report each Transaction as required under the Exchange Act and the regulations promulgated thereunder.

                    5.   Suspension of Valuation Period; Extension of Valuation Period.

                              (a)  If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M promulgated under the Exchange Act (“Regulation M”), Counterparty agrees that it will, on one Scheduled Trading Day’s written notice, direct GS&Co. not to purchase Shares in connection with hedging any Transaction during the “restricted period” (as defined in Regulation M).  If on any Scheduled Trading Day Counterparty delivers written notice (and confirms by telephone) by 8:30 a.m. New York Time (the “Notification Time”), then such notice shall be effective to suspend the Valuation Period as of such Notification Time.  In the event that Counterparty delivers notice and/or confirms by telephone after the Notification Time, then the Valuation Period shall be suspended effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co.  The Valuation Period shall be suspended and the Valuation Date extended for each Scheduled Trading Day in such restricted period.

                              (b)  In the event that GS&Co. concludes, in its reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Valuation Period, GS&Co. may by written notice to Counterparty elect to suspend the Valuation Period for such number of Scheduled Trading Days as is specified in the notice.  The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Valuation Period.  The Valuation Period shall be suspended and the Valuation Date extended for each Scheduled Trading Day occurring during any such suspension.

                              (c)  In the event that the Valuation Period is suspended pursuant to Sections 5(a) or (b) above during the regular trading session on the Exchange, then the Calculation Agent in its sole discretion shall, in calculating the Forward Cash Settlement Amount, extend the Valuation Period and make adjustments to the weighting of each Relevant Price for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any such suspension and the volume, historical trading patterns and price of the Shares.

                              (d)  On the first Exchange Business Day of each calendar week during the Valuation Period, to the extent that the Number of Daily Reference Shares exceeds 25% of the ADTV (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) for the Shares on such day, the Calculation Agent will (i) adjust the Number of Daily Reference Shares to equal an amount equal to 15% of ADTV for the Shares determined and effective on such Exchange Business Day and (ii) deem the remaining Scheduled Trading Days in the Valuation Period to be equal to the Remaining Number of Shares divided by the Number of Daily Reference Shares (after giving effect to any adjustments pursuant to (i) above), rounded up to the nearest whole number.

                               “Number of Daily Reference Shares” means, for each Transaction, initially the Initial Number of Daily Reference Shares (as set forth in the Supplemental Confirmation) and thereafter as may be adjusted in accordance with this Section 5(d); provided that on the first Exchange Business Day of the fifth calendar week following any such adjustment the Number of Daily Reference Shares shall equal the lesser of (i) the Initial Number of Daily Reference Shares and (ii) 15% of the ADTV of the Shares determined on such Exchange Business Day.

                               “Remaining Number of Shares” means, for each Transaction and as of any date of determination, a number of Shares equal to (i) the Number of Shares minus (ii) the sum of, for each Exchange Business Day in the Valuation Period up to and including such date, the Number of Shares divided by the total number of Exchange Business Days in the Valuation Period (the “Daily Amount”).  The Daily Amount will be deemed to be zero for each day on which the Valuation Period is suspended in accordance with Sections 5(a) and (b) hereof.  In the event that the Valuation Period is extended pursuant to the terms of this Master Confirmation, the Calculation Agent may make corresponding adjustments to the amount of the Remaining Number of Shares.

                              6.   Counterparty Purchases.  Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

                              (a)  Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18) shall not, purchase any Shares, listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Valuation Period (as extended pursuant to the provisions of Section 5 and “Valuation Period” herein) except for purchases through GS&Co. or an entity affiliated with GS&Co., or if not through GS&Co., with the prior written consent of GS&Co., and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. believe is in compliance with applicable requirements and except for purchases in connection with management compensation plans or other employee benefit arrangements and except for purchases of the Counterparty’s 9.50% Convertible Subordinated Notes due 2010, provided such purchases are made in compliance with any applicable legal regulatory or self-regulatory requirements or related policies and procedures (whether such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co. for uniform application to all such purchases).  Any such purchase by Counterparty shall be disregarded for purposes of determining the Forward Cash Settlement Amount.  To the extent that Counterparty makes any such purchase other than through GS&Co., or other than in connection with any Transaction, Counterparty hereby represents and warrants to GS&Co. that (a) it will not take other action that would or could cause GS&Co.’s purchases of the Shares during the Valuation Period not to comply with Rule 10b-18 and (b) any such purchases will not otherwise constitute a violation of Section 9(a) or Rule 10(b) of the Exchange Act.  This subparagraph (a) shall not restrict any purchases by Counterparty of Shares effected during any suspension of any Valuation Period in accordance with Section 5 herein and any purchases during such suspension shall be disregarded in calculating the Forward Cash Settlement Amount; and for the avoidance of doubt, this subparagraph (a) shall not restrict any holders of outstanding securities of the Counterparty from exercising or converting such securities to Shares; and

                              (b)  Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).  It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).  Counterparty will not seek to control or influence GS&Co. to make "purchases or sales" (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

                              7.   Additional Termination Events.  Additional Termination Events will apply under Section 5(b)(v) of the Agreement.  The following will constitute Additional Termination Events, in each case with Counterparty as the sole Affected Party:

                              (a)  Notwithstanding anything to the contrary in the Equity Definitions, the occurrence of a Nationalization, Insolvency or a Delisting (in each case effective on the Announcement Date as determined by the Calculation Agent);

                              (b)  Notwithstanding anything to the contrary in the Equity Definitions, the occurrence of a Merger Event (effective on the Merger Date) or a Tender Offer (effective on the Tender Offer Date) in respect of which any Other Consideration received for the Shares does not consist of cash.  For the avoidance of doubt, in the event that any portion of the consideration received for the Shares consists of cash or New Shares, this Additional Termination Event shall only apply with respect to all or any Transaction(s) (or portions thereof) remaining after giving effect to the provisions in “Consequences of Merger Events” or “Consequences of Tender Offers”, as the case may be, above;

                           (c)  [reserved]; or

                               (d)  Notwithstanding anything to the contrary in the Equity Definitions, one day prior to the ex-dividend date in respect of any Extraordinary Dividend (as specified in the Supplemental Confirmation) by the Issuer; provided that in the event that GS&Co. and Counterparty enter into a mutually acceptable new transaction (using their good faith and commercially reasonable efforts) on or prior to one day prior to the ex-dividend date in respect of the Extraordinary Dividend, the amounts determined pursuant to Section 6(e) of the Agreement or otherwise to be owed by Counterparty and GS&Co. with respect to the Affected Transaction(s) shall be deemed to be only the amounts that would otherwise be owed hereunder in respect of the Forward Cash Settlement Amount (the “Termination Forward Settlement Amount”), the Floating Amount (the “Termination Floating Amount”), the Fixed Amount, (the “Termination Fixed Amount”) and the Counterparty Additional Payment Amount if the Early Termination Date were the Cash Settlement Payment Date, and shall be payable in cash or (in the case of the Counterparty) by Net Share Settlement or a combination of the two.  In the event that an Early Termination Date would otherwise occur pursuant to this clause 7(d) while the Counterparty is in possession of, or is aware of, material, non-public information, the Early Termination Date shall not be deemed to occur until the day after the day on which Counterparty is not in possession of, and is not aware of, material non-public information so long as, if, at the Counterparty’s option, on or prior to one day prior to the ex-dividend date for such Extraordinary Dividend, Counterparty agrees to pay GS&Co. no later than the earlier of the entry into the new transaction or the dividend payment date for such Extraordinary Dividend, a fixed amount in cash or by Net Share Settlement or a combination of the two, that shall be determined in good faith by GS&Co. as having a value equal to (i) the amount per share of such Extraordinary Dividend multiplied by (ii) the actual number of Shares that will remain borrowed by GS&Co. in connection with any Hedge Positions related to the Transaction as of such ex-dividend date.  If the Counterparty does not so agree on or prior to one day prior to the ex-dividend date for such Extraordinary Dividend, the Early Termination Date shall occur at the close of business on the Exchange Business Day that is one day prior to the ex-dividend date.  For purposes of this Section 7(d):  the Termination Forward Settlement Amount shall mean an  amount in Settlement Currency equal to the product of (a) the Termination Trading Days multiplied by the Initial Number of Daily Reference Shares multiplied by (b) an amount equal to (i) the Termination Settlement Price minus (ii) the Forward Price; the Termination Floating Amount shall mean an amount equal to the sum of the applicable Federal Funds Rate multiplied by (i) the Daily Notional Amount multiplied by (ii) 1/360 for each day from and including the Floating Amount Accrual Date to but excluding the Early Termination Date; and the Termination Fixed Amount shall mean an amount equal to the sum of (I) the applicable Daily Additional Spread multiplied by (i) the Daily Notional Amount multiplied by (ii) 1/360 for each day from and including the Floating Amount Accrual Date to but excluding the Early Termination Date plus (II) an amount equal to the sum of the applicable Fixed Rate multiplied by (i)  the Notional Amount multiplied by (ii) 1/360 for each day from and including the Floating Amount Accrual Date to but excluding the Early Termination Date.  Also for purposes of this Section 7(d): “Termination Trading Days” shall mean the number of Exchange Business Days (excluding any day(s) on which the Valuation Period was suspended in accordance with Section 5 herein or as a result of any Scheduled Trading Day being a Disrupted Day) from and including the Valuation Period Start Date to and including the Early Termination Date; “Termination Valuation Period” shall mean the Exchange Business  Days during the period commencing on and including the Valuation Period Start Date to and including the Early Termination Date (but excluding any day(s) on which the Valuation Period was suspended in accordance with Section 5 herein or as a result of any Scheduled Trading Day being a Disrupted Day and including any day(s) by which the Valuation Period was extended pursuant to the provision below); and the “Termination Settlement Price” shall mean the arithmetic mean of the Relevant Prices of the Shares for each Exchange Business Day in the Termination Valuation Period.

                              8.   Automatic Termination Provisions.  Notwithstanding anything to the contrary in Section 6 of the Agreement:

                              (a)  An Additional Termination Event with Counterparty as the sole Affected Party will automatically occur without any notice or action by GS&Co. or Counterparty if the price of the Shares on the Exchange at any time falls below the Termination Price (as specified in the related Supplemental Confirmation) provided that (for the avoidance of doubt only) such Additional Termination Event shall be an Additional Termination Event only with respect to the Transaction documented in such related Supplemental Confirmation.  The Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

                              (b)  Notwithstanding anything to the contrary in Section 6(d) of the Agreement, following the occurrence of such an Additional Termination Event, GS&Co. will notify Counterparty of the amount owing under Section 6(e) of the Agreement within a commercially reasonable time period (with such period based upon the amount of time, determined by GS&Co. (or any of its Affiliates) in its reasonable discretion, that it would take to unwind any of its Hedge Position(s) related to the Transaction in a commercially reasonable manner based on relevant market indicia).  For purposes of the “Net Share Settlement Upon Early Termination” provisions herein, (i) the date that such notice is effective (the “Notice Date”) shall constitute the “Net Share Valuation Date”, (ii) the Exchange Business Day immediately following the Notice Date shall be the Net Share Settlement Date and (iii) all references to the Forward Cash Amount or the Fixed Amount in Annex B hereto shall be deemed to be the Early Termination Amount.  For the avoidance of doubt, Hedge Position shall only mean any purchase, sale, entry into or maintenance of one or more stock borrowing transactions by GS&Co. or its Affiliates in respect of the Shares in connection with this Transaction and, notwithstanding the forgoing portions of this paragraph and Sections 6(d) and (e) of the Agreement, Counterparty shall be entitled to satisfy the Hedge Position by delivery of the Number of Early Settlement Shares as defined in and pursuant to the provisions of Section 10.

                              9.   Special Provisions for Merger Events.  Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during any Valuation Period:

                              (a)  Promptly after request from GS&Co., Counterparty shall provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date.  Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct.  Counterparty understands that GS&Co. will use this information in calculating the trading volume for purposes of Rule 10b-18; and

                              (b)  GS&Co. in its sole discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Valuation Date and the Number of Shares to account for the number of Shares that could be purchased on each day during the Valuation Period in compliance with Rule 10b-18 following the Announcement Date or (ii) treat the occurrence of the Announcement Date as an Additional Termination Event with Counterparty as the sole Affected Party.

                               “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

                              10.   Special Settlement Following Early Termination and Extraordinary Events.  Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation hereunder, in the event that an Extraordinary Event under Article 12 of the Equity Definitions occurs or an Early Termination Date under Section 6 of the Agreement occurs or is designated with respect to any Transaction (each an “Affected Transaction”), then either party may elect, by notice to the other party, to have Counterparty deliver the Number of Early Settlement Shares to GS&Co. on the date that such notice is effective (provided that GS&Co. determines in its good faith sole discretion that such delivery is in compliance with any legal, regulatory or self-regulatory requirements or related policies and procedures), except for a termination as a result of Section 7(d), in which event the date of delivery shall be the tenth Business Day thereafter.  To the extent that Counterparty elects to deliver Shares to GS&Co. accompanied by an effective Registration Statement (satisfactory to GS&Co. in its reasonable discretion) covering such Early Settlement Shares, Counterparty must be in compliance with the conditions specified in (iii) though (ix) in Annex B hereto at the time of such delivery.  If Counterparty elects to deliver Unregistered Shares (as defined in Annex B) to GS&Co., Counterparty and GS&Co. will negotiate in good faith on acceptable procedures and documentation relating to the sale of such Unregistered Shares.

                               “Number of Early Settlement Shares” means a number of Shares based on the Hedge Positions of GS&Co. or any of its Affiliates’ with respect to each Affected Transaction under this Master Confirmation at the time of the Extraordinary Event or Early Termination Date, as applicable.

                              In determining the amount of Loss under Section 6(e) of the Agreement or the Cancellation Amount under Article 12, the parties shall take into account the Floating Rate Amount that would have otherwise been due to the Counterparty and the Fixed Amount that would have otherwise been due to GS&Co., and the difference between the New York 10b-18 Volume Weighted Average Price per share of the Shares over the Valuation Period as compared to the Forward Price.  Further, if Counterparty delivers Early Settlement Shares, an amount equal to the product of (i)  the Number of Early Settlement Shares multiplied by (ii) the Forward Price (or if Counterparty delivers Unregistered Shares, as reduced by a discount determined by GS&Co. in a good faith commercially reasonable manner based on the discount to the New York 10b-18 Volume Weighted Average Price at which it could sell the Shares and whether GS&Co. and Counterparty have agreed on acceptable procedures and documentation relating to such Unregistered Shares as described above) shall be credited against any amount owing under Section 6(e) of the Agreement or pursuant to Article 12 of the Equity Definitions or otherwise under this Master Confirmation.

                              11.   Acknowledgments.  The parties hereto intend for:

                              (a)  Each Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 555, 556, and 560 of the Bankruptcy Code;

                              (b)  A party’s right to liquidate or terminate any Transaction, net out or offset termination values of payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” (as defined in the Bankruptcy Code);

                              (c)  All payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

                              12.   Set-Off.  The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

“(f)  Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party ("X"), the other party ("Y") will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y  (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.  If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

                              13.   Payment Date Upon Early Termination.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective, except as otherwise provided in this Master Confirmation or any Supplemental Confirmation.

                              14.   Share Settlement; Maximum Shares.  Notwithstanding anything contained in this Master Confirmation, the Agreement or the Equity Definitions, Counterparty may satisfy all amounts it may owe GS&Co. hereunder and under each Supplemental Confirmation by delivery of Shares in accordance with Annex B and/or Section 10 hereof, and is solely vested with the right to determine whether to satisfy its obligations in Shares, in cash or in a combination of the two.  Notwithstanding anything contained in this Master Confirmation, the Agreement or the Equity Definitions, Counterparty and GS&Co. agree that if Counterparty elects to satisfy its obligations to GS&Co. by delivery of Shares, the delivery of a number of Shares equal to the Reserved Shares will satisfy in full the obligation of Counterparty to make any payments pursuant to Section 6(e) of the Agreement, Article 12 of the Equity Definitions or otherwise in respect of the Transaction.

                              15.   Governing Law.  The Agreement, this Master Confirmation and each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the law of the State of New York without reference to its choice of law doctrine.

                              16.   Offices.

                              (a)  The Office of GS&Co. for each Transaction is:  One New York Plaza, New York, New York 10004.

                              (b)  The Office of Counterparty for each Transaction is:  One Market Spear Tower, Suite 2400 San Francisco, CA 94105.

                               17.  Arbitration.

                               (a)  Arbitration is final and binding on Counterparty and GS&Co.

                               (b)  Counterparty and GS&Co. are waiving their right to seek remedies in court, including the right to a jury trial.

                               (c)  Pre-arbitration discovery is generally more limited than and different from court proceedings.

                               (d)  The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

                               (e)  The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

                               Any controversy between or among GS&Co. or its affiliates, or any of its or their partners, directors, agents or employees, on the one hand, and Counterparty or its agents and affiliates, on the other hand, arising out of or relating to the Agreement or any Transaction entered into hereunder, shall be settled by arbitration, in accordance with the then current rules of the American Arbitration Association (“AAA”), except that  the provisions of this Section 17 shall supersede any conflicting or inconsistent provisions of such rules.  Each party shall appoint a qualified arbitrator within 5 days after the giving of notice by either party.  If either party shall fail timely to appoint a qualified arbitrator, the appointed, qualified arbitrator shall select the second qualified arbitrator within 5 days after such party's failure to appoint.  The qualified arbitrators so appointed shall meet and shall, if possible, determine such matter within 10 days after the second qualified arbitrator is appointed, and their determination shall be binding on the parties.  If for any reason such two qualified arbitrators fail to agree on such matter within such period of 10 days, then either party may request the AAA to appoint a qualified arbitrator who shall be impartial within 7 days of such request and both parties shall be bound by any appointment so made by the AAA.  Within 7 days after the third qualified arbitrator has been appointed, each of the first two qualified arbitrators shall submit their respective determinations to the third qualified arbitrator who must select one or the other of such determinations (whichever the third qualified arbitrator believes to be correct or closest to a correct determination) within 7 days after the first two qualified arbitrators shall have submitted their respective determinations to the third qualified arbitrator, and the selection so made shall in all cases be binding upon the parties, and judgment upon such decision may be entered into any court having jurisdiction.  In the event of the failure, refusal or inability of a qualified arbitrator to act, a successor shall be appointed within 10 days as hereinbefore provided.  The costs of the arbitration shall be funded 50% by each party, and the parties shall bear their own attorneys' fees, during the arbitration.  The prevailing party shall be repaid all of such expenses by the non-prevailing party within 10 days after the final determination of the qualified arbitrator(s).  The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in any court, state or Federal, having jurisdiction.

                               Neither party shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

                               (i)      the class certification is denied;

                               (ii)     the class is decertified; or

                               (iii)    the party is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under the Agreement except to the extent stated herein.

[SIGNATURE PAGE FOLLOWS]

                              18.  Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.
By: Frank Huber Vice President Authorized Signatory
Agreed and Accepted By:

PG&E CORPORATION
By: Leroy T. Barnes Name: Leroy T. Barnes Title: Vice President and Treasurer

ANNEX A

SUPPLEMENTAL CONFIRMATION FOR FULLY UNCOLLARED TRANSACTIONS

To:	PG&E Corporation One Market Spear Tower Suite 2400 San Francisco, CA 94105

From:	Goldman, Sachs & Co.

Subject:	Accelerated Share Repurchase Transaction – VWAP Pricing

Ref. No:	EN50BJ000000000

Date:	March 4, 2005

                        The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and PG&E Corporation (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.                     This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of March 4, 2005 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.  The definitions and provisions contained in the Master Confirmation are incorporated into this Supplemental Confirmation, except as expressly modified below.  In the event of any inconsistency between those definitions and provisions and this Supplemental Confirmation, this Supplemental Confirmation will govern.

2.                     The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	March 4, 2005.

Forward Price:	USD 35.60 per Share

Number of Shares:	29,489,400 Shares

Valuation Period Start Date:	March 7, 2005

Valuation Date:	September 7, 2005

Termination Price:	$10 per Share

Fixed Rate:	25 basis points

Reserved Shares:	Two times the Number of Shares

Extraordinary Dividends:	Any cash dividend declared by the Issuer in excess of $0.00 per Share except for the dividend in the amount of $0.30 per Share payable on April 15, 2005

Initial Number of Daily Reference Shares:	228,600 Shares

Initial Notional Amount:	The Number of Shares multiplied by the Forward Price.

Counterparty Additional Payment Amount:	USD 7,818,120.00

[SIGNATURE PAGE FOLLOWS]

3.                     Counterparty represents and warrants to GS&Co. that neither it (nor any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act) have made any purchases of blocks except through GS&Co. or an entity affiliated with GS&Co. pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

                        Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,
GOLDMAN, SACHS & CO.
By: Vanessa Marling Vice President Authorized Signatory
Agreed and Accepted By:

PG&E CORPORATION
By: Leroy T. Barnes Name: Leroy T. Barnes Title: Vice President and Treasurer

ANNEX B

NET SHARE SETTLEMENT PROCEDURES

                    The following Net Share Settlement Procedures shall apply to the extent that Counterparty elects Net Share Settlement in accordance with the Master Confirmation:

                    Net Share Settlement shall be made by delivery of the number of Shares equal in value to the sum of the Forward Cash Settlement Amount, the Fixed Amount and the Counterparty Additional Payment Amount (the “Settlement Shares”), with such Shares’ value based on the Net Share Settlement Price.  Delivery of such Settlement Shares shall be made free of any contractual or other restrictions in good transferable form (other than under the Securities Act with respect to any Unregistered Shares (as defined below)) on the Net Share Settlement Date with Counterparty (i) representing and warranting to GS&Co. at the time of such delivery that it has good, valid and marketable title or right to sell and transfer all such Shares to GS&Co. under the terms of the related Transaction free of any lien charge, claim or other encumbrance and (ii) making the representations and agreements contained in Section 9.11(ii) through (iv) of the Equity Definitions to GS&Co. with respect to the Settlement Shares.  GS&Co. or any affiliate of GS&Co. designated by GS&Co. (GS&Co. or such affiliate, “GS”) shall resell the Settlement Shares during a period (the “Resale Period”) commencing no earlier than the Exchange Business Day on which the Settlement Shares are delivered.  GS shall use its good faith, commercially reasonable efforts to sell the Settlement Shares as promptly as possible at commercially reasonable prices based on prevailing market prices for the Shares.  The Resale Period shall end on the Exchange Business Day on which GS completes the sale of all Settlement Shares or a sufficient number of Settlement Shares so that the realized net proceeds of such sales exceed the sum of Forward Cash Settlement Amount, the Fixed Amount and the Counterparty Additional Payment Amount.  Notwithstanding the foregoing, if resale by GS of the Settlement Shares, as determined by GS in its sole discretion (i) occurs during a distribution for purposes of Regulation M, and if GS would be subject to the restrictions of Rule 101 of Regulation M in connection with such distribution, the Resale Period will be postponed or tolled, as the case may be, until the Exchange Business Day immediately following the end of any “restricted period” as such term is defined in Regulation M with respect to such distribution under Regulation M or (ii) conflict with any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to GS (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS), the Resale Period will be postponed or tolled, as the case may be, until such conflict is no longer applicable.  During the Resale Period, if the realized net proceeds from the resale of the Settlement Shares exceed the sum of the Forward Cash Settlement Amount, the Fixed Amount and the Counterparty Additional Payment Amount, GS shall refund such excess in cash to Counterparty by the close of business on the third Exchange Business Day immediately following the last day of the Resale Period.  If the sum of the Forward Cash Settlement Amount, the Fixed Amount and the Counterparty Additional Payment Amount exceeds the realized net proceeds from such resale, Counterparty shall transfer to GS by the open of the regular trading session on the Exchange on the third Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in the number of Shares (“Make-whole Shares”) in an amount that, based on the Net Share Settlement Price on the last day of the Resale Period (as if such day was the “Net Share Valuation Date” for purposes of computing such Net Share Settlement Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares.  The requirements and provisions set forth below shall apply to Shares delivered to pay such Additional Amounts.  This provision shall be applied successively until the Additional Amount is equal to zero.

Net Share Settlement of a Transaction is subject to the following conditions:

Counterparty at its sole expense shall:

                     (i)  as promptly as practicable (but in no event more than five (5) Exchange Business Days immediately following the Settlement Method Election Date or, in the case of an election of Net Share Settlement upon the occurrence of an Extraordinary Event or an Early Termination Date, no more than one Exchange Business Day immediately following either the Cancellation Date or the Early Termination Date, as the case may be) file under the Securities Act and use its best efforts to make effective, as promptly as practicable, a registration statement or supplement or amend an outstanding registration statement, in any such case, in form and substance reasonably satisfactory to GS (the “Registration Statement”) covering the offering and sale by GS of not less than 150% of the Shares necessary to fulfill the Net Share Settlement delivery obligation by Counterparty (determining the number of such Shares to be registered on the basis of the average of the Settlement Prices on the five (5) Exchange Business Days prior to the date of such filing, amendment or supplement, as the case may be);

                     (ii)  maintain the effectiveness of the Registration Statement until GS has sold all shares to be delivered by Counterparty necessary to satisfy its Net Share Settlement obligations;

                     (iii)  have afforded GS and its counsel and other advisers a reasonable opportunity to conduct a due diligence investigation of Counterparty customary in scope for transactions in which GS acts as underwriter of equity securities, and GS shall have been satisfied (with the approval of its Commitments Committee in accordance with its customary review process) with the results of such investigation;

                     (iv)  have negotiated and entered into an agreement with GS providing for such covenants, conditions, representations and warranties, underwriting discounts, commissions, indemnities and contribution rights as are customary for GS equity underwriting agreements, together with customary certificates and opinions of counsel and letters of independent auditors of Counterparty to be delivered to GS covering the shares to be delivered by Counterparty in satisfaction of its Net Share Settlement obligations;

                     (v)  have delivered to GS such number of prospectuses relating thereto as GS shall have reasonably requested and shall promptly update and provide GS with replacement prospectuses as necessary to ensure the prospectus does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                     (vi)   have retained for GS nationally-recognized underwriting counsel acceptable to GS (in its sole discretion) with broad experience in similar registered securities offerings and such counsel shall have agreed to act as such;

                     (vii)         have taken all steps necessary for the shares sold by GS to be listed or quoted on the primary exchange or quotation system that the Shares are listed or quoted on;

                     (viii)  have paid all reasonable and actual out-of-pocket costs and expenses of GS and all reasonable and actual fees and expenses of GS’s outside counsel and other independent experts in connection with the foregoing; and

                     (ix)  take such action as is required to ensure that GS’s sale of the Shares does not violate, or result in a violation of, the federal or state securities laws.

                     In the event that the Registration Statement is not declared effective by the Securities Exchange Commission (the “SEC”) or any of the conditions specified in (ii) through (ix) above are not satisfied on or prior to the Valuation Date (or, in the case of an election of Net Share Settlement upon the occurrence of an Extraordinary Event or an Early Termination Date, on or prior to the first Exchange Business Day following either the Cancellation Date or the Early Termination Date, as the case may be except for any Early Termination as result of Section 7(d) of the Master Confirmation, in which case, such date shall be the tenth Exchange Business Day following such Early Termination Date), then Counterparty may deliver Unregistered Shares to GS in accordance with the following conditions.  If GS and Counterparty can agree on acceptable pricing, procedures and documentation relating to the sale of such Unregistered Shares (including, without limitation, applicable requirements in (iii) through (ix) above and insofar as pertaining to private offerings), then such Unregistered Shares shall be deemed to be the “Settlement Shares” for the purposes of the related Transaction and the settlement procedure specified in this Annex B shall be followed except that in the event that the Forward Cash Settlement Amount plus the Fixed Amount, exceeds the proceeds from the sale of such Unregistered Shares then for the purpose of calculating the number of “Make-whole Shares” to be delivered by Counterparty, GS shall determine the discount to the Net Share Settlement Price at which it can sell the Unregistered Shares.  Notwithstanding the delivery of the Unregistered Shares, Counterparty shall endeavor in good faith to have a registration statement declared effective by the SEC as soon as practical.  In the event that GS has not sold sufficient Unregistered Shares to satisfy Counterparty’s obligations to GS contained herein at the time that a Registration Statement covering the offering and sale by GS of a number of Shares equal in value to not less than 150% of the amount then owed to GS is declared effective (based on the Net Share Settlement Price on the Exchange Business Day (as if such Exchange Business Day were the “Net Share Valuation Date” for purposes of computing such Net Share Settlement Price) that the Registration Statement was declared effective), GS shall return all unsold Unregistered Shares to Counterparty and Counterparty shall deliver such number of Shares covered by the effective Registration Statement equal to 100% of the amount then owed to GS based on such Net Share Settlement Price.  Such delivered shares shall be deemed to be the “Settlement Shares” for the purposes of the related Transaction and the settlement procedure specified in this Master Confirmation, including, without limitation, this Annex B, (including the obligation to deliver any Make-whole Shares, if applicable) shall be followed.  In all cases GS shall be entitled to take any and all required actions in the course of its sales of the Settlement Shares, including without limitation making sales of the Unregistered Shares only to “Qualified Institutional Buyers” (as such term is defined under the Securities Act), to ensure that the sales of the Unregistered Shares and the Settlement Shares covered by the Registration Statement are not integrated resulting in a violation of the securities laws and Counterparty agrees to take all actions requested by GS in furtherance thereof.

                     If GS and Counterparty cannot agree on acceptable pricing, procedures and documentation relating to the sales of such Unregistered Shares then the number of Unregistered Shares to be delivered to GS pursuant to the provisions above shall not be based on the Net Share Settlement Price but rather GS shall determine the value attributed to each Unregistered Share in a commercially reasonable manner and based on such value Counterparty shall deliver a number of Shares equal in value to the Forward Cash Settlement Amount plus the Fixed Amount.  For the purposes hereof “Unregistered Shares” means Shares that have not been registered pursuant to an effective registration statement under the Securities Act or any state securities laws (“Blue Sky Laws”) and that cannot be sold, transferred, pledged or otherwise disposed of without registration under the Securities Act or under applicable Blue Sky Laws unless such sale, transfer, pledge or other disposition is made in a transaction exempt from registration thereunder.

                     In the event that Counterparty delivers Shares pursuant to an election of Net Share Settlement then Counterparty agrees to indemnify and hold harmless GS, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (GS and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act or otherwise, (i) relating to or arising out of any of the Transactions contemplated by this Master Confirmation concerning Net Share Settlement or (ii) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, prospectus, Registration Statement or other written material relating to the Shares delivered to prospective purchasers, including in each case any amendments or supplements thereto and including but not limited to any documents deemed to be incorporated in any such document by reference (the “Offering Materials”), or arising out of or based upon any omission or alleged omission to state in the Offering Materials a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, in the case of this clause (ii), Counterparty will not be liable to the extent that any loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission in the Offering Materials made in reliance upon and in conformity with written information furnished to Counterparty by GS expressly for use in the Offering Materials, as expressly identified in a letter to be delivered at the closing of the delivery of Shares by Counterparty to GS.  The foregoing indemnity shall exclude losses that GS incurs solely by reason of the proceeds from the sale of the Capped Number of Shares being less than the Forward Cash Settlement Amount.  Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GS’s willful misconduct, gross negligence or bad faith in performing the services that are subject of this Master Confirmation or from information provided in writing by GS for inclusion in the Registration Statement.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in the Agreement or this Master Confirmation concerning Net Share Settlement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party.  This indemnity shall survive the completion of any Transaction contemplated by this Master Confirmation and any assignment and delegation of a Transaction made pursuant to this Master Confirmation or the Agreement shall inure to the benefit of any permitted assignee of GS&Co.

                     In no event shall the number of Settlement Shares (including, but without duplication or double counting, any Unregistered Shares) and any Make-whole Shares, be greater than the Reserved Shares minus the amount of any Shares actually delivered under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

                     Where          A = the number of authorized but unissued shares of the Issuer that are not reserved for future issuance on the date of the determination of the Capped Number; and

                                          B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.